Schedule B
Dated October 27, 2022
To The
Expense Limitation Agreement
Dated July 29, 2013
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 6/30	Class	Expense Limit	Termination Date
Touchstone Balanced Fund	A	1.01%	October 29, 2023
	C	1.78%
	Y	0.81%
	R6	0.64%
Touchstone Core Municipal Bond Fund	A	0.80%	October 29, 2023
	C	1.55%
	Y	0.55%
	Institutional	0.48%
Touchstone International Equity Fund	A	1.36%	October 29, 2023
	C	1.99%
	Y	0.99%
	Institutional	0.89%
Touchstone International Growth Fund	A	1.24%	October 29, 2023
	C	1.99%
	Y	0.99%
	Institutional	0.89%
Touchstone Large Cap Focused Fund	A	1.00%	October 29, 2023
	C	1.79%
	Y	0.72%
	Institutional	0.69%
	R6	0.65%
Touchstone Large Cap Fund	A	1.03%	October 29, 2023
	C	1.78%
	Y	0.78%
	Institutional	0.68%
Touchstone Large Company Growth Fund	A	1.04%	October 29, 2023
	C	1.79%
	Y	0.79%
	Institutional	0.69%

Touchstone Small Company Fund	A	1.22%	October 29, 2023
	C	1.95%
	Y	0.89%
	Institutional	0.79%
	R6	0.79%
Touchstone Value Fund	A	1.08%	October 29, 2023
	C	1.83%
	Y	0.83%
	Institutional	0.68%
	R6	0.63%

This Schedule B to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ E. Blake Moore, Jr.
E. Blake Moore, Jr. President and Chief Executive Officer

By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer